Exhibit 99.1

Compass Diversified Holdings Announces Changes to its Board of Directors – Increases Board to Eight Directors
WESTPORT, Conn., March 3, 2026 (GLOBE NEWSWIRE) -- Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle-market branded businesses, announced today that, effective March 1, 2026, Mr. Eugene Kim and Mr. Glenn Richter have been elected to the Company’s Board of Directors (the “Board”).
Mr. Alexander S. Bhathal resigned from the Board effective February 28, 2026, due to other commitments. Based on a recommendation from the Board’s Nominating & Corporate Governance Committee, the Board approved an increase in the number of directors serving on the Board from seven to eight, effective March 1, 2026. Messrs. Kim and Richter were elected to fill the vacancy resulting from Mr. Bhathal’s resignation and the newly created directorship.
Mr. Kim has been appointed to serve on the Board’s Audit and Compensation Committees, and Mr. Richter has been appointed to serve on the Board’s Audit and Nominating & Corporate Governance Committees.
Mr. Kim is the Managing Partner of Compass LKL, an independent advisory firm he co-founded in 2015. Compass LKL is not affiliated with Compass Diversified. He brings more than 25 years of experience in private equity and investment banking across the United States and Europe.
Prior to founding Compass LKL, Mr. Kim was a Managing Director at Compass Partners International — also not affiliated with Compass Diversified — where he served on the boards of several portfolio companies. Earlier in his career, he held investment banking roles at Goldman Sachs International and UBS/Warburg Dillon Read.
Mr. Kim currently serves on the Harvard Business School Fund Council and is a trustee of the Williams College Foundation UK. He holds a B.A. from Williams College and an MBA from Harvard Business School.
Mr. Richter most recently served as Chief Financial and Business Transformation Officer of International Flavors & Fragrances Inc. (NYSE: IFF) from 2021 to 2024, where he led global finance and enterprise transformation initiatives.
Prior to IFF, Mr. Richter held a series of senior leadership roles at TIAA, culminating as Senior Executive Vice President and Chief Financial Officer, having previously served as Chief Administrative Officer of TIAA and Chief Operating Officer of TIAA Asset Management (Nuveen) before that. He also served as Chief Financial Officer of RR Donnelley and of Sears, Roebuck & Co., and earlier held finance and operating roles at PepsiCo’s Frito-Lay.

Mr. Richter currently serves as a director and Audit Committee Chair of Samsonite International S.A. (SEHK: 1910) and as a director of TruStage. He holds a B.B.A. from George Washington University and an MBA from Duke University.
“We are excited to welcome both Eugene and Glenn to CODI’s Board,” said CODI Board Chair Larry Enterline. “Eugene brings deep experience in private-market transactions and oversight of diversified operating businesses that will be immediately valuable to our Board. Glenn is a proven executive with extensive expertise in finance, operations and capital markets, and his track record of leading complex business transformations makes him an exceptional addition.”
Elias Sabo, CEO of CODI, commented: “I’m pleased to welcome Eugene and Glenn to CODI. Their experience and judgment will be valuable as we continue executing our strategy and focusing on long-term value creation. I also want to thank Alex for his service and contributions to the Company. We remain focused on delivering long-term value for our shareholders.”
About Compass Diversified (“CODI”)
CODI leverages its permanent capital base and long-term disciplined approach, maintaining controlling ownership interests in each of its subsidiaries and maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and seeks to generate strong returns through its culture of transparency, alignment and accountability.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, CODI’s expectations related to the future performance of CODI. Such forward looking statements may be identified by, among other things, the use of forward-looking terminology such as “believe,” “expect,” “may,” “could,” “would,” “plan,” “intend,” “estimate,” “predict,” “potential,” “continue,” “should” or “anticipate” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements are based on beliefs and assumptions by CODI’s Board of Directors and management, and on information currently available to CODI’s Board of Directors and management. These statements involve risks and uncertainties that could cause CODI’s actual results and outcomes to differ, perhaps materially. Please see CODI’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026 for other risk factors that you should consider in connection with such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date such statements have been made. Except as required by law, CODI does not undertake any public obligation to update any forward-looking statements to reflect events, circumstances, or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Compass Diversified Investor Relations
irinquiry@compassdiversified.com